UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
HEALTH CATALYST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
April 27, 2021
Dear Health Catalyst Stockholder:
I am pleased to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Health Catalyst, Inc. (“Health Catalyst”) to be held on June 10, 2021 at 2:30 p.m. Eastern Time (12:30 p.m. Mountain Time). The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions at www.virtualshareholdermeeting.com/HCAT2021.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2021 Annual Meeting of Stockholders and Proxy Statement. You are entitled to vote at our Annual Meeting and any adjournments, continuations or postponements of our Annual Meeting only if you were a stockholder as of the close of business on April 13, 2021.
Thank you for your ongoing support of and continued interest in Health Catalyst.

Sincerely,

Daniel Burton
Chief Executive Officer and Director
YOUR VOTE IS IMPORTANT
Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders in this manner. We believe this process will facilitate the accelerated delivery of proxy materials, save costs, and reduce the environmental impact of our Annual Meeting. On or about April 27, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2021 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2020 Annual Report on Form 10-K (“2020 Annual Report”). The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2020 Annual Report can be accessed directly at the Internet address www.voteproxy.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.
Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

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Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2021
Notice is hereby given that Health Catalyst, Inc. will hold its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) on June 10, 2021 at 2:30 p.m. Eastern Time (12:30 p.m. Mountain Time) via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/HCAT2021. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

•	To elect three Class II directors, Daniel Burton, John A. Kane, and Julie Larson-Green, to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•	To vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers;

•	To vote, on an advisory, non-binding basis, on the frequency of future advisory, non-binding votes to approve the compensation of our named executive officers; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal Two, “FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as described in Proposal Three, and “ONE YEAR” as the preferred frequency for future advisory, non-binding votes to approve the compensation of our named executive officers as described in Proposal Four.
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our 2021 Annual Meeting of Stockholders (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies. On or about April 27, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our 2020 Annual Report on Form 10-K (“2020 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our Proxy Statement and our 2020 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your Notice, on your proxy card or in the instructions that accompanied your proxy materials.
Only stockholders of record at the close of business on April 13, 2021 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.

Daniel Orenstein
General Counsel and Corporate Secretary
South Jordan, Utah
April 27, 2021
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HEALTH CATALYST, INC.
2021 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
TABLE OF CONTENTS

GENERAL INFORMATION	1

PROPOSAL ONE: ELECTION OF DIRECTORS	7

CORPORATE GOVERNANCE	11

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	20

PROPOSAL THREE: ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	21

PROPOSAL FOUR: ADVISORY, NON-BINDING VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	22

EXECUTIVE OFFICERS	23

EXECUTIVE COMPENSATION	24

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	47

EQUITY COMPENSATION PLAN INFORMATION	48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	51

ADDITIONAL INFORMATION	55

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Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2021
GENERAL INFORMATION
Our board of directors (“board”) solicits your proxy on our behalf for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2021 Annual Meeting of Stockholders (this “Proxy Statement”) and the accompanying Notice of 2021 Annual Meeting of Stockholders. The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet on June 10, 2021 at 2:30 p.m. Eastern Time (12:30 p.m. Mountain Time). On or about April 27, 2021, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2020 Annual Report on Form 10-K (“2020 Annual Report”), and how to vote. If you held shares of our common stock on April 13, 2021 you are invited to attend the meeting at www.virtualshareholdermeeting.com/HCAT2021 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement the terms “Health Catalyst,” “the company,” “we,” “us,” and “our” refer to Health Catalyst, Inc. and its subsidiaries. The mailing address of our principal executive offices is Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, Utah 84095.

What matters are being voted on at the Annual Meeting?
You will be voting on:

•The election of three Class II directors, Daniel Burton, John A. Kane, and Julie Larson-Green, to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

•A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•A proposal to conduct a vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers;

•A proposal to conduct a vote, on an advisory, non-binding basis, on the frequency of future advisory, non-binding votes to approve the compensation of our named executive officers (i.e., every one, two or three years); and

•Any other business as may properly come before the Annual Meeting.

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How does the board of directors recommend that I vote on these proposals?
Our board recommends a vote:

•“FOR” the election of Daniel Burton, John A. Kane, and Julie Larson-Green as Class II directors;

•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

• “FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; and

•“ONE YEAR” as the preferred frequency for future advisory, non-binding votes to approve the compensation of our named executive officers.

Who is entitled to vote?
Holders of our common stock as of April 13, 2021, the record date for our Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 44,475,560 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?
We will be holding our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/HCAT2021. The webcast will start at 2:30 p.m. Eastern Time (12:30 p.m. Mountain Time) on June 10, 2021. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

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How many votes are needed for the approval of each proposal?
Proposal One. The election of directors requires a plurality of the votes properly cast to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

Proposal Two. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the votes properly cast to be approved. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal Three. The approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Since this proposal is an advisory vote, the result will not be binding on our board, our compensation committee, or us. Our board and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers. Abstentions have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal Four. The frequency (every one, two or three years) receiving the highest number of votes from the voting power of shares of our common stock present in person or by proxy and entitled to vote will be considered the frequency preferred by the stockholders. Since this proposal is an advisory vote, the result will not be binding on our board, our compensation committee, or us. Our board and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our named executive officers. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

What is the quorum requirement?	A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws (“bylaws”) and Delaware law. The presence, in person or by proxy, of a majority of the issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:

1.by Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 9, 2021 (have your Notice or proxy card in hand when you visit the website);

2.by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 9, 2021 (have your Notice or proxy card in hand when you call);

3.by completing and mailing your proxy card (if you received printed proxy materials); or

4.by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/HCAT2021.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 9, 2021. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting. If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote by Internet, telephone, or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks, or other nominees.

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Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•notifying our Corporate Secretary, in writing, at Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, UT 84095 before the vote is counted;

•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 9, 2021 (your latest telephone or Internet proxy is the one that will be counted); or

•attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke a previously submitted proxy unless you specifically request it. If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank, or other nominee.

What is the effect of giving a proxy?	Proxies are solicited by and on behalf of our board. Daniel Burton, Bryan Hunt, and Daniel Orenstein have been designated as proxy holders by our board. When proxies are properly granted, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, continued, or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have the same effect as a vote “against” (i) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and (ii) the advisory, non-binding approval of the compensation of our named executive officers. Abstentions will have no effect on the advisory, non-binding vote on the frequency of future advisory, non-binding votes to approve the compensation of our named executive officers.

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Absent direction from you, your broker will not have discretion to vote on any other proposals, which are “non-routine” matters.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2020 Annual Report, primarily via the Internet. On or about April 27, 2021, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and 2020 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?	We will announce preliminary results at the Annual Meeting. We will also disclose final results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

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How are proxies solicited for the Annual Meeting?	Our board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. If you would like to change your householding election, request that a single copy of the proxy materials be set to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you hold your shares in street name please contact you broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Health Catalyst, Inc.
Attention: Corporate Secretary
10897 South River Front Parkway #300
South Jordan, UT 84095

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to meeting Annual Meeting of Stockholders, (ii) otherwise properly brought before such Annual Meeting of Stockholders by or at the direction of our board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2022 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•  not earlier than February 10, 2022; and

•  not later than the close of business on March 12, 2022.

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In the event we hold the 2022 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Stockholders, or the tenth day following the day on which public announcement of the date of such Annual Meeting of Stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an Annual Meeting of Stockholders does not appear to present his, her or its proposal at such Annual Meeting of Stockholders, we are not required to present the proposal for a vote at such Annual Meeting of Stockholders.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee (the “nominating committee”). Any such recommendations must include the nominee’s name and qualifications for membership on our board and be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Stockholder Recommendations.”

In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders. To nominate a director, a stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2022 annual meeting and the term of the Class I directors expires at the 2023 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.
Nominees
Our board has nominated Daniel Burton, John A. Kane, and Julie Larson-Green for re-election as Class II directors to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class II director and member of our board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board. Our board may fill such vacancy at a later date or reduce the size of our board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes, and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty, and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.
Our corporate governance guidelines also dictate that a majority of our board be comprised of directors whom our board has determined are “independent” directors under the published listing requirements of the Nasdaq Stock Market LLC (the “Nasdaq”).

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Directors

The following table sets forth information regarding our directors as of March 31, 2021:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Employee Directors:
Daniel Burton	II	46	Chief Executive Officer and Director	2011	2021	2024

Independent Directors:
John A. Kane(1)(4)	II	68	Director	2016	2021	2024
Julie Larson-Green(2)	II	59	Director	2020	2021	2024
Fraser Bullock(2)	III	65	Director	2014	2022	—
Duncan Gallagher(1)	III	61	Director	2017	2022	—
Mark B. Templeton(3)	III	68	Director	2020	2022	—
Timothy G. Ferris(3)(4)	I	58	Chair and Director	2018	2023	—
Anita V. Pramoda(2)(4)	I	46	Director	2016	2023	—
S. Dawn Smith(1)	I	57	Director	2020	2023	—

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and corporate governance committee.
(4)	Member of our transactions committee.
Information Concerning Director Nominees

Daniel Burton. Mr. Burton has served as our Chief Executive Officer since October 2012 and a member of our board of directors since September 2011. Mr. Burton served as our President from September 2011 to October 2012, and as an adviser from January 2011 to September 2011. Prior to that, Mr. Burton co-founded HB Ventures, LLC, a private investment firm. Prior to Health Catalyst and HB Ventures, Mr. Burton led the Corporate Strategy Group at Micron Technology (MU). He also spent eight years with Hewlett-Packard (HPQ) in strategy and marketing management roles. Before joining HP he was an associate consultant with the Boston Consulting Group, where he advised healthcare systems and technology companies. Mr. Burton holds a B.S. from Brigham Young University and an M.B.A. from Harvard Business School.

We believe that Mr. Burton is qualified to serve as a member of our board of directors due to his experience as our Chief Executive Officer and his leadership experience in technology and healthcare businesses.

John A. Kane. Mr. Kane has served as a member of our Board of Directors since February 2016. Mr. Kane currently serves as a business consultant for various organizations. Mr. Kane served as the interim Chief Financial Officer of athenahealth, Inc. (ATHN), a public healthcare company, from July 2017 to January 2018. Mr. Kane was formerly Senior Vice President - Finance, Chief Financial Officer, and Treasurer of IDX Systems Corporation (IDXC), a leading provider of software, services, and technologies for healthcare provider organizations, from 1984 until the acquisition of IDX by GE Healthcare in January 2006. Prior to joining IDX, Mr. Kane was employed as an audit manager at Ernst & Young, LLP, in Boston, Massachusetts. Mr. Kane served as a director and chairperson of the audit committee of Merchants Bancshares, Inc. (MBVT) from 2005 until 2014 and athenahealth, Inc. from 2007 until February 2019. He currently serves on the board of directors of several privately-held companies. Mr. Kane holds a B.S. and M.Acc. from Brigham Young University.
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We believe that Mr. Kane is qualified to serve as a member of our board of directors and chair of our audit committee and transactions committee due to his background as a member of the board and audit committee of other public and private companies and his leadership experience in technology and healthcare businesses.
Julie Larson-Green. Ms. Larson-Green has served as a member of our board of directors since January 2020. As an advisor, investor, and board member, Ms. Larson-Green currently helps companies successfully develop their people, products, and processes to create great experiences and deliver growth. Between January 2018 and February 2021, Ms. Larson-Green served as the chief experience officer at Qualtrics. From 1993 to 2017, she served in a variety of executive leadership and product development roles at Microsoft, including leadership in building Microsoft Office, Windows, Internet Explorer, Xbox, and Surface. She also cultivated a startup culture, fostering ideas to reflect the company’s broader vision of helping people achieve more and focus on what matters most.

We believe that Ms. Larson-Green is qualified to serve as a member of our board of directors based on her executive leadership experience, including chief experience officer, and her knowledge of the technology industry.

Information Concerning Continuing Directors
Timothy G. Ferris. Dr. Ferris has served as a member of our board of directors since January 2018. Dr. Ferris was appointed Chair of our board in March 2021. Between 2017 and March 31, 2021, Dr. Ferris served as the Chief Executive Officer of the Massachusetts General Physicians Organization, a multi-specialty medical group. As of May 1, 2021, he will be the inaugural National Director of Transformation for England’s National Health Service (NHS). In that role, Dr. Ferris will oversee strategy, development and delivery of clinical and digital technologies to improve health care quality, increase efficiency and ensure access to the world’s largest publicly funded health care system. Dr. Ferris will remain on staff at Mass General. Prior to serving as Chief Executive Officer of Mass General Physicians Organization, Dr. Ferris served as the Senior Vice President for Population Health at Mass General Brigham (formerly known as Partners Healthcare) and Massachusetts General Hospital, from 2011 to 2017. Dr. Ferris holds a B.A. from Middlebury College, an M.Phil. from Wolfson College, Oxford University, an M.D. from Harvard Medical School, and an M.P.H. from Harvard School of Public Health.

We believe that Dr. Ferris is qualified to serve as a member of our board of directors and Chair based on his experience as a chief executive officer and director and his knowledge of the healthcare industry.

Fraser Bullock. Mr. Bullock has served as a member of our board of directors since May 2014. Mr. Bullock is one of the co-founders of Sorenson Capital, a private equity firm, serving as a Senior Advisor since 2015, and previously serving as the Managing Director from 2003 to December 2015. Mr. Bullock joined the Salt Lake Organizing Committee for the Olympic Winter Games of 2002 in 1999 as its Chief Operating Officer and in 2002 was appointed President and Chief Executive Officer. He currently serves on the board of directors of Domo, Inc., a public computer software company. Mr. Bullock holds a B.A. in Economics and a M.B.A. from Brigham Young University.
We believe that Mr. Bullock is qualified to serve as a member of our board of directors because of his leadership experience, his extensive experience as a venture capital investor, and his experience serving on a public company board.
Duncan Gallagher. Mr. Gallagher has served as a member of our board of directors since May 2017. Since March 2017, Mr. Gallagher has served as President of Donegal Advisory Services, a healthcare consulting company. From August 2009 to January 2017, Mr. Gallagher held various positions at Allina Health, a healthcare services company, including Chief Financial Officer and Chief Administrative Officer. He currently serves on the board of directors of Carium, Inc., a privately-held healthcare technology company. Mr. Gallagher holds a B.S. from the University of South Dakota and an M.B.A. from the University of Minnesota.
We believe that Mr. Gallagher is qualified to serve as a member of our board of directors based on his experience as a chief financial officer and director and his knowledge of the healthcare industry.

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Anita V. Pramoda. Ms. Pramoda has served as a member of our board of directors since April 2016. Since 2014, Ms. Pramoda has served as the Chief Executive Officer of Owned Outcomes, Inc., a healthcare software company. Ms. Pramoda also has served as an Executive Advisor to Technology Crossover Ventures, a venture capital and private equity firm, since 2012. Previously, Ms. Pramoda served as the Chief Executive Officer of Ediom LLC, a healthcare analytics company, until its sale to Vizient, Inc. in 2018. She currently serves on the board of the Federal Reserve Bank of San Francisco (Los Angeles Branch), Dupage Medical Group IL, and GoHealth (Nasdaq, GOCO, including serving as audit committee chair). Previously, Ms. Pramoda served on the board of directors and audit committee of Allscripts, Inc., a public healthcare software company, from 2013 to 2016. Ms. Pramoda holds a B.E. from the University of Madras and an M.B.A. from The Wharton School of the University of Pennsylvania.

We believe that Ms. Pramoda is qualified to serve as a member of our board of directors and chair of the compensation committee based on her experience as a chief executive officer, experience serving on a public company board, and her knowledge of the healthcare industry.

S. Dawn Smith. Ms. Smith has served as a member of our board of directors since January 2020. Ms. Smith serves as Cologix’s president and chief operating officer, where she helps drive strategy and execution for the firm’s extensive infrastructure of secure, hyperscale edge data center sites and solutions. Her experience with the management and shepherding of data across multiple industries gives her unique perspective. She previously served in legal advisory roles at Wilson Sonsini Goodrich & Rosati and as a partner at Morrison & Foerster LLP, where she practiced for nearly a decade in corporate and securities, including M&A, public company corporate governance, compliance, and venture capital transactions. She also served as senior vice president, chief legal officer, and chief compliance officer at VMware, where she led a team of more than 150 team members and was responsible for global legal, compliance, and government relations. She also previously served as executive vice president and chief legal officer at McAfee. Ms. Smith currently serves on the board of directors of the Minority Corporate Counsel Association. Ms. Smith holds a B.S. from the U.S. Naval Academy, a J.D. from Stanford Law School, and an M.B.A. from Providence College.

We believe that Ms. Smith is qualified to serve as a member of our board of directors based on her executive leadership experience, including serving as a chief operating officer, chief legal officer, and chief compliance officer, and her knowledge of the technology industry.
Mark B. Templeton. Mr. Templeton has served as a member of our board of directors since June 2020. Mr. Templeton is the former president and chief executive officer of Citrix Systems where he shaped the company’s strategy, growth, and execution for over 20 years. After joining in 1995 as Chief Marketing Officer, he was appointed as Citrix president in 1998 and CEO in 2001. Mr. Templeton has served as a director on the boards of Equifax, Keysight Technologies, and Adaptive Insights (a Workday Company). Today he is an active board member of Arista Networks where he serves on the Audit Committee and Compensation Committee. He holds a B.A. in Product Design from North Carolina State University’s College of Design, and an M.B.A. from the Darden School of Business at the University of Virginia.

We believe that Mr. Templeton is qualified to serve as a member of our board of directors based on his executive leadership experience, including serving as a chief executive officer and his extensive knowledge of the technology industry.

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CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board, which is elected by our stockholders. In carrying out its responsibilities, our board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.
Our board and management team are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules, and the Nasdaq listing standards.
Besides verifying the independence of the members of our board and committees (which is discussed in the section titled “Independence of Our Board of Directors”), at the direction of our board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation, and nominating and corporate governance committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of conduct that applies to our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers.
In addition, we have adopted a set of corporate governance guidelines. Our nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our board concerning corporate governance matters. A copy of our corporate governance guidelines can be found on our investor relations website at https://ir.healthcatalyst.com/corporate-governance/governance-overview. Our corporate governance guidelines address such matters as:

•	Director Independence—Independent directors must constitute at least a majority of our board;

•	Monitoring Board Effectiveness—Our board must conduct an annual self-evaluation of our board and its committees;

•	Board Access to Independent Advisors—Our board as a whole, and each of its committees separately, have authority to retain independent experts, advisors, or professionals as each deems necessary or appropriate; and

•	Board Committees—All members of the audit, compensation, and nominating and corporate governance committees are independent in accordance with applicable Nasdaq criteria.
Meetings of Our Board
Our board held seven meetings in our fiscal year ended December 31, 2020 (“fiscal 2020”). Each director attended at least 75% of all meetings of our board and the committees on which he or she served that were held during 2020. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our board, and all meetings of the committees on which they serve.

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Code of Conduct
Our board has adopted a code of conduct that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of conduct is available on our investor relations website at https://ir.healthcatalyst.com/corporate-governance/governance-overview. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of our code of conduct by posting such information on the website address and location specified above. During fiscal 2020, no waivers were granted from any provision of the code of conduct.
Independence of Our Board
Our common stock is listed on Nasdaq. Under the Nasdaq listing standards, independent directors must constitute a majority of a listed company’s board. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating, and corporate governance committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.
Our board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board has determined that none of our non-employee directors, inclusive of Messrs. Bullock, Ferris, Gallagher, Kane, and Templeton and Mses. Larson-Green, Pramoda, and Smith have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the Nasdaq listing standards. In making these determinations, our board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and any of their affiliated funds, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Timothy G. Ferris serves as Chair of our board, presides over meetings of our board and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our board. Our board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to running the company. The position of Chair of our board is also a significant commitment that includes providing advice to and independent oversight of management. Our board believes at this time that its oversight function is enhanced when an independent director, serving as Chair of our board, is in a position to set the agenda for, and preside over, meetings of our board. We also believe that our current leadership structure enhances the active participation of our independent directors.

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Our Board’s Role in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including, among others, strategic, financial, business, and operational, cybersecurity, legal and regulatory compliance, and reputational risks. We have designed and implemented processes to manage risk in our operations. Our management team is responsible for the day-to-day management of risks the company faces, while our board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed.
Our board believes that open communication between our management team and our board is essential for effective risk management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board, as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the company.
While our board is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and liquidity risk, and discusses with our management team and Ernst & Young LLP guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps our management team has taken to monitor and control these exposures. Our nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with our board’s organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. On an as-needed basis, our transactions committee advises and oversees management of risks associated with significant merger and acquisition transactions and other notable transactions. Finally, our full board reviews strategic and operational risk in the context of reports from our management team and receives reports on all significant committee activities at each regular meeting.
Risks Related to Compensation Policies and Practices
As part of its oversight function, our board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our compensation committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.
Committees of Our Board
Our board has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a transactions committee. The composition and responsibilities of each of the committees of our board is described below. Members serve on these committees until their resignation or until as otherwise determined by our board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our board that is available to stockholders at https://ir.healthcatalyst.com/corporate-governance/governance-overview/. Our board anticipates adopting a separate written charter for the transactions committee later this year, a copy of which will be made available on the same website.
Audit Committee
Our audit committee consists of Messrs. Kane and Gallagher and Ms. Smith, with Mr. Kane serving as Chair. The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the Nasdaq listing standards. In addition, our board has determined that Mr. Kane is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee, among other things:

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•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with our management team and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews proposed related party transactions;

•	obtains and reviews a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee annually reviews the independent registered public accounting firm’s performance and independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our audit committee held four meetings during fiscal 2020.
Compensation Committee
Our compensation committee consists of Mr. Bullock, and Mses. Pramoda and Larson-Green with Ms. Pramoda serving as Chair. The composition of our compensation committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board regarding, the compensation of our executive officers;

•	administers our equity incentive plans;

•	reviews and approves, or make recommendations to our board regarding, incentive compensation and equity plans; and

•	establishes and reviews general policies relating to the compensation and benefits offered to our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our compensation committee held four meetings during fiscal 2020.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
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Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Ferris and Templeton, with Mr. Ferris serving as Chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, and selects, or makes recommendations to our board regarding, nominees for election to our board and its committees;

•	evaluates the performance of our board and of its committees;

•	considers and makes recommendations to our board regarding the composition of our board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board regarding corporate governance guidelines.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of Nasdaq. Our nominating and corporate governance committee held four meetings during fiscal 2020.
Transactions Committee
Our transactions committee consists of Messrs. Ferris and Kane and Ms. Pramoda, with Mr. Kane serving as Chair. The transactions committee had not yet been established as of December 31, 2020 and the charter has not yet been adopted and delegation of authority, if any, has not yet been established by our board. We anticipate that the transactions committee will be responsible for reviewing, considering and making recommendations to our board with respect to all proposals involving a material and substantial transaction or other transactions that our board determines are material and substantial.
Identifying and Evaluating Director Nominees
Our board has delegated to our nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. Our nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that our nominating and corporate governance committee deems to be appropriate in the evaluation process. Our nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating and corporate governance committee recommends candidates for our board’s approval as director nominees for election to our board.
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Minimum Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of our business and industry, and other commitments.
Nominees must also have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to our success. Nominees must also have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities that are required of a director. Nominees must have sufficient time available in the judgment of our nominating and corporate governance committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend, and participate in all meetings of our board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection.
Corporate Social Responsibility

We are committed to improving the lives of our team members, customers, stockholders, partners, and the communities in which we live and work. We believe we generate value for all of these stakeholders by focusing on corporate social responsibility and conducting our business in an ethical, transparent, and accountable manner. For more information on our commitment to corporate social responsibility, please refer to our ESG disclosures available at: https://ir.healthcatalyst.com/esg/overview.
Stockholder Recommendations
Stockholders may submit recommendations for director candidates to our nominating and corporate governance committee by sending the individual’s name and qualifications to our Corporate Secretary at Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, UT 84095, who will forward all recommendations to our nominating and corporate governance committee. Any such recommendations should include the information required by our bylaws. Our nominating and corporate governance committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or members of our management team.
Stockholder Communications
Our board provides to every stockholder the ability to communicate with our board, as a whole, and with individual directors on our board through an established process for stockholder communication. For a stockholder communication directed to our board as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or expedited delivery service to the address listed below or by email to Secretary@healthcatalyst.com:
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
Attn: Secretary, General Counsel
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For a stockholder communication directed to an individual director in his or her capacity as a member of our board, stockholders, and other interested parties may send such communication to the attention of the individual director via U.S. Mail or expedited delivery service to the address listed below or by email to Sectretary@healthcatalyst.com:
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
Attn: [Name of Director]; Secretary, General Counsel
If sent by email, the communication should specify “Attn. [Name of Director]” in the subject line.
Our General Counsel, in consultation with appropriate members of our board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board, or if none is specified, to the Chair of our board. The General Counsel will generally not forward communications if they are deemed inappropriate, consist of individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to securityholders or other constituencies of the company, solicitations, advertisements, surveys, “junk” mail, or mass mailings.

Non-Employee Director Compensation

During the fiscal year ended December 31, 2020, we provided compensation to our non-employee directors, in the form of cash retainers and equity awards as set forth below, with cash retainers prorated for partial years of service:

Annual Retainer for Board Membership
Annual service on the board of directors(1)	$35,000
Additional retainer for annual service as non-executive Chair of the board	30,000
Additional Annual Retainer for Committee Membership
Annual service as chair of the audit committee	20,000
Annual service as member of the audit committee (other than chair)	10,000
Annual service as chair of the compensation committee(2)	10,000
Annual service as member of the compensation committee (other than chair)	5,000
Annual service as chair of the nominating and corporate governance committee(3)	7,500
Annual service as member of the nominating and corporate governance committee (other than chair)(4)	3,750
Annual service as chair of the transactions committee(5)	10,000
Annual service as member of the transactions committee (other than chair)(5)	5,000
_________________

(1)	The annual retainer for service on the board of directors will be $45,000 effective April 1, 2021.

(2)	The annual retainer for service as chair of the compensation committee will be $12,500 effective April 1, 2021.

(3)	The annual retainer for service as chair of the nominating and corporate governance committee will be $10,000 effective April 1, 2021.

(4)	The annual retainer for service as a member of the nominating and corporate governance committee will be $5,000 effective April 1, 2021.

(5)	The transactions committee was formed in February 2021 and, accordingly, the fees noted in this table apply thereafter.

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Our policy provides that, upon initial election to our board of directors, each new non-employee director will be granted a one-time grant of restricted stock units (“RSUs”) having a fair market value of $225,000 (the “Initial Grant”). The Initial Grant will vest in three equal annual installments over three years, subject to the applicable director’s continued service through the applicable vesting date. Furthermore, on the date of each of our annual meeting of stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of RSUs having a fair market value of $150,000 (the “Annual Grant”). The Annual Grant will vest in full on the earlier of the one-year anniversary of the grant date or on the date of our next annual meeting of stockholders, subject to the applicable director’s continued service through the applicable vesting date. The Initial Grant and Annual Grant are subject to full accelerated vesting upon the sale of the company.
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $500,000 in any other year. We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof. Employee directors will receive no additional compensation for their service as a director.
The following table presents the outstanding options and RSUs held as of December 31, 2020 and the total compensation for each person who served as a non-employee director during the fiscal year ended December 31, 2020. Other than as set forth in the table below, we did not pay any compensation or make any equity awards to our non-employee directors during 2020. Mr. Burton, who is our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Burton, as a named executive officer, is presented in the “Executive Compensation — 2020 Summary Compensation Table”.

	Stock Awards Outstanding as of December 31, 2020		Total Director Compensation for fiscal year ended December 31, 2020
Name	Options	RSUs	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Fraser Bullock	—	5,443	$65,000	$148,376	$213,376
Timothy G. Ferris	40,367	5,443	35,000	148,376	183,376
Duncan Gallagher	62,500	5,443	45,000	148,376	193,376
John A. Kane	5,209	5,443	55,000	148,376	203,376
Julie Larson-Green	—	11,828	35,000	358,826	393,826
Anita V. Pramoda	36,500	5,443	43,750	148,376	192,126
S. Dawn Smith	—	11,828	45,000	358,826	403,826
Mark B. Templeton	—	6,534	20,990	235,943	256,933
Todd Cozzens(2)	—	—	30,000	148,376	178,376
Michael E. Dixon(2)	—	—	43,125	148,376	191,501
Promod Haque(2)	—	—	20,000	—	20,000
_________________

(1)	The amounts reported represent the aggregate grant date fair value of the restricted stock units awarded to the non-employee directors in the fiscal year ended December 31, 2020, calculated in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification (ASC), Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the non-employee directors upon any settlement of RSUs or any sale of the underlying shares of common stock.

(2)	As of December 31, 2020, Messrs. Cozzens, Dixon and Haque did not hold any outstanding options or RSUs. Dr. Haque’s term on the board ended June 12, 2020 and Mr. Cozzens and Mr. Dixon resigned from the board, effective September 1, 2020 and December 31, 2020, respectively. These resignations were not the result of any disagreement with the company on any matter relating to our operations, policies, or practices.

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PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2021, and we are asking you and other stockholders to ratify this appointment. During fiscal 2020, Ernst & Young LLP served as our independent registered public accounting firm.
Although ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise, our board is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, our audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.
We expect a representative of Ernst & Young LLP will attend the Annual Meeting. That individual will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2020.
Audit Fees
The following table sets forth the fees billed or to be billed by Ernst & Young LLP and its affiliates for professional services rendered with respect to the fiscal years ended December 31, 2020 and 2019, inclusive of out-of-pocket expenses. All of these services were approved by our audit committee.

Fee Category	2020	2019
Audit Fees(1)	$1,613,210	$1,799,940
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	4,356	4,747
Total Fees	$1,617,566	$1,804,687

(1)	Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, and accounting consultations billed as audit services. This category also includes fees for services incurred in connection with our offering of 2.50% convertible senior notes due 2025 in fiscal 2020 and our initial public offering in fiscal 2019.

(2)	All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Health Catalyst specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit committee of the board of directors. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Health Catalyst, and the board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq.
The audit committee’s general role is to assist the board of directors in monitoring the company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.
The audit committee has reviewed the company’s consolidated financial statements for its fiscal year ended December 31, 2020 and met with its management team, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements and management’s assessment and Ernst & Young’s evaluation of the effectiveness of the company’s internal control over financial reporting as of December 31, 2020. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Ernst & Young LLP its independence.
Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements for its fiscal year ended December 31, 2020 be included in its 2020 Annual Report on Form 10-K.

The Audit Committee

John A. Kane (Chair)
Duncan Gallagher
S. Dawn Smith

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PROPOSAL THREE:
ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers for fiscal 2020 as disclosed in this Proxy Statement. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Many of the compensation opportunities provided to our named executive officers are significantly dependent on our financial performance, the performance of our stock and the named executive officer’s individual performance, which are intended to drive creation of sustainable stockholder value. We intend to continue to emphasize what it believes to be responsible compensation arrangements that attract and retain high-caliber executive officers and motivate strong performance to achieve our short- and long-term business strategies and objectives. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for information about our executive compensation program, including details of the fiscal 2020 compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.

Accordingly, in accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote “FOR” the following non-binding resolution:

RESOLVED, that the stockholders hereby approve, on an advisory, non-binding basis, the compensation paid to Health Catalyst’s named executive officers, as disclosed in the company’s proxy statement for the 2020 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory, non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as “Against” votes for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, and will consider the outcome of this vote when making future executive compensation decisions.

Recommendation of the Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
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PROPOSAL FOUR:
ADVISORY, NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY, NON-BINDING VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to advise our board, in an advisory, non-binding vote, whether we should conduct an advisory, non-binding vote to approve named executive officer compensation (that is, votes similar to the advisory vote in Proposal No. 3 above) every one, two, or three years.

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory, non-binding votes to approve the compensation of our named executive officers every one, two, or three years. Our board has determined that an annual advisory, non-binding vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year. Our board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Vote Required

Stockholders will not be voting to approve or disapprove of the recommendation of our board. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The frequency that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency selected by our stockholders.

As an advisory vote, this proposal will not be binding on the company, our board, or our compensation committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board. Our board may decide that it is in the best interests of our stockholders and the company to hold an advisory, non-binding vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the advisory, non-binding nature of this vote, our board values the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

This non-binding “frequency” vote is required to be submitted to our stockholders at least once every six years.

Recommendation of the Board

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY, NON-BINDING VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
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EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of March 31, 2021:

Name	Age	Position(s)
Daniel Burton	46	Chief Executive Officer and Director
J. Patrick Nelli	34	President
Bryan Hunt	34	Chief Financial Officer
Paul Horstmeier	60	Chief Operating Officer
Bryan Hinton	43	Chief Technology Officer
Linda Llewelyn	54	Chief People Officer
Daniel Orenstein	51	General Counsel
Jason Alger	37	Chief Accounting Officer
Information Concerning Executive Officers
In addition to Mr. Daniel Burton, who serves as a director, our executive officers as of March 31, 2021 consisted of the following:
J. Patrick Nelli. Mr. Nelli has served as our President since January 2021. Previously, Mr. Nelli served as Chief Financial Officer from September 2017 through December 2020. Since August 2013, Mr. Nelli has held other various roles with us, including, Senior Vice President - Touchstone Product Line; Vice President - Corporate Analytics; and Manager - Financial Planning and Analysis. Mr. Nelli holds a B.A. from Wake Forest University.
Bryan Hunt. Mr. Hunt has served as our Chief Financial Officer since January 2021. Previously, Mr. Hunt served as our Senior Vice President of Financial Planning and Analysis since 2019. Mr. Hunt has served in a variety of leadership roles in our finance function and in its internal analytics function since joining the company in April 2014. Prior to that, Mr. Hunt served as an investment banker at Deloitte Corporate Finance and Moelis & Company. Mr. Hunt holds a B.S. from Brigham Young University.
Paul Horstmeier. Mr. Horstmeier has served as our Chief Operating Officer since October 2018. Since October 2011 Mr. Horstmeier has held other various roles with us, including Chief Operating Officer, Technology Business, and Senior Vice President - Marketing. Prior to that, Mr. Horstmeier was a co-founder of HB Ventures, LLC, a private investment firm. Mr. Horstmeier holds a B.S. and M.B.A. from Brigham Young University.
Bryan Hinton. Mr. Hinton has served as our Chief Technology Officer since October 2020. From July 2016 to October 2020, Mr. Hinton served as our Senior Vice President, DOS Platform Business. Since February 2012, Mr. Hinton held other various roles with us, including Director of Platform Engineering and Senior Software Architect. Mr. Hinton holds a B.S. from Brigham Young University.
Linda Llewelyn. Ms. Llewelyn has served as our Chief People Officer since February 2018. From August 2015 to February 2018, Ms. Llewelyn served as our Vice President - Human Resources. Prior to that, Ms. Llewelyn served as a Human Resources Director from January 2014 to August 2015 and as a Human Resources Manager from June 2013 to January 2014. Ms. Llewelyn holds a B.S. from the University of Utah.
Daniel Orenstein. Mr. Orenstein has served as our General Counsel since January 2016. From 2008 to September 2015, Mr. Orenstein served as General Counsel at athenahealth, Inc. (ATHN), a public healthcare company. Mr. Orenstein holds a B.A. from Columbia University and a J.D. from Georgetown University Law Center.
Jason Alger. Mr. Alger has served as our Chief Accounting Officer since January 2021. Mr. Alger has also served as our Senior Vice President of Finance since September 2017, and as Controller since April 2013. Prior to that, Mr. Alger served in the assurance practice of Ernst & Young LLP. Mr. Alger is a certified public accountant and holds a Master of Accountancy degree from Brigham Young University.
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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The following Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal 2020 regarding the compensation for:

•	Daniel Burton, our Chief Executive Officer;

•	Patrick Nelli, our Chief Financial Officer until December 31, 2020 and, thereafter, our President;

•	Paul Horstmeier, our Chief Operating Officer;

•	Daniel Orenstein, our General Counsel; and

•	Linda Llewelyn, our Chief People Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the named executive officers.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our named executive officers during fiscal 2020.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.

Highlights of Fiscal 2020 Corporate Performance

Fiscal 2020 was a year of continued strong performance despite the challenges resulting from the COVID-19 pandemic. Specific financial highlights of our performance in fiscal 2020 include:

•	Revenue: Total revenue was $188.8 million, an increase of 22% year-over-year. Technology revenue was $110.5 million, an increase of 32% year-over-year.

•
Net Loss: GAAP net loss was $115.0 million, compared to $60.1 million for fiscal 2019. GAAP net loss per share was $2.91, compared to $12.86 for fiscal 2019. Adjusted net loss was $26.8 million, compared to $33.8 million for fiscal 2019. Adjusted net loss per share was $0.68, compared to $0.93 in fiscal 2019.

•	Adjusted EBITDA: Adjusted EBITDA was $(21.3) million, an improvement of 22% year-over-year.

Our achievements in fiscal 2020 also included:

•	developing a number of technology and services solutions designed specifically to support healthcare providers during the COVID-19 pandemic;

•	having no workforce reductions and no salary reductions associated with COVID-19 (other than Mr. Burton’s voluntary salary reduction discussed below);

•	having team member satisfaction scores, as measured by Gallup, ranked in the 99th percentile;

•	being recognized by Great Place to Work® and FORTUNE as one of the Best Workplaces for Millenials, by the National Association for Business Resources as one of the Best and Brightest Companies to Work For, by Modern Healthcare as one of the best places to work in the healthcare industry, and by IDG’s Insider Pro and Computerworld as one of the Best Places to Work in IT;

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•	receiving multiple awards for customer satisfaction and excellence, including Best in KLAS for 2021 recognition for our Chargemaster Management product based on customer feedback throughout 2020; and

•	successfully acquiring and beginning the integration process for Able Health, Inc., Healthfinch, Inc., and Vitalware, LLC.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted net loss, and Adjusted net loss per share, as discussed below. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see the “Selected Consolidated Financial and Other Data - Reconciliation of Non-GAAP Financial Measures” section of Item 6 “Selected Consolidated Financial and Other Data” of our 2020 Annual Report and Exhibit 99.1 to our Current Report on Form 8-K filed February 25, 2021.

Highlights of Fiscal 2020 Executive Compensation Program

Consistent with our performance and compensation objectives for fiscal 2020, our compensation committee took the following key actions relating to the compensation of our named executive officers for fiscal 2020:

Base Salaries – Base salaries for our named executive officers were reviewed in light of salary market data, local market conditions, and company and individual performance, some of which were informed by our engagement of an independent compensation consultant. There were no base salary increases for our named executive officers in fiscal 2020.

COVID-19 Impact – Beginning in early 2020, our compensation committee and senior leadership team closely monitored the impact of the growing COVID-19 pandemic on our financial performance and incentive compensation programs to ensure ongoing alignment between our executive’s incentives and our stockholders’ long-term interests during a period of extraordinary market volatility. Our actual performance resulted in our executives earning their fiscal year 2020 bonus in amounts that were below the composite target levels under our short-term incentive plan (the “Bonus Plan”). Our compensation committee did not adjust our performance goals or the payouts under our incentive compensation programs for our named executive officers to account for the impact of the pandemic. Additionally, subsequent to the annual salary review discussed above, Mr. Burton took a voluntary base salary reduction of approximately 10% as part of the company’s COVID-19 response and there was a temporary pause of the company’s 401(k) matching contributions for all team members, including the named executive officers, from June 1, 2020 to October 31, 2020.

Long-Term Incentive Compensation – Granted long-term incentive compensation in the form of service-based vesting RSUs that may be settled for shares of our common stock to align the long-term incentive opportunities of our named executive officers with the interests of our stockholders. The grant date fair values of these equity awards are set forth in the “Fiscal 2020 Summary Compensation Table” and the “Fiscal 2020 Grants of Plan-Based Awards Table” below.

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Fiscal 2020 Executive Compensation Policies and Practices

Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2020 compensation policies and practices.

	What we do		What we do not do
☑	Use a pay-for-performance philosophy to align executive compensation with performance	☒	No “single-trigger” cash or equity change in control benefits for executives
☑	Use equity-based compensation to deliver a significant majority of the total compensation of our executive officers to further align their interests with those of our stockholders	☒	No tax gross-ups on severance or change in control benefits
☑	Establish maximum payout amounts under the Bonus Plan and require a threshold level of achievement for payout with respect to each performance measure, including a minimum Adjusted EBITDA threshold	☒	No guaranteed bonuses or base salary increases
☑	Conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management	☒	No post-termination retirement, pension, or deferred compensation benefits
☑	Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	☒	Minimal perquisites, health, or other benefits, other than those that are generally available to our employees
☑	Conduct an annual review of our executive compensation strategy, competitiveness, and peer group	☒	No strict benchmarking of compensation to a specific percentile of our peer group
☑	Retain an independent compensation consultant who reports directly to our compensation committee	☒	No hedging or pledging of our securities by any employees or directors

Say-on-Pay and Say-on-Frequency Advisory Stockholder Votes on Executive Compensation

Through the end of fiscal 2020, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold an advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. As we are no longer an “emerging growth company,” at the 2021 Annual Meeting of Stockholders we will be conducting our first say-on-pay advisory stockholder vote as described in Proposal No. 3 of this proxy statement. We will also be conducting the advisory stockholder vote described in Proposal No. 4 of this proxy statement, commonly referred to as “say-on-frequency” vote, to poll our stockholders on how frequently they would like us to conduct future say-on-pay advisory votes. We value the opinions of our stockholders, and when making compensation decisions for our named executive officers in the future, our board, and our compensation committee intend to consider the outcome of the say-on-pay advisory vote and the related say-on-frequency advisory vote, in addition to other stockholder feedback that may be received throughout the year.

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Executive Compensation Philosophy, Objectives, and Design

Our compensation philosophy is that an executive compensation program should drive and reward performance and further align the compensation of our executive officers with the long-term interests of our stockholders. To support these objectives and deliver strong execution, our compensation programs are designed to:

•	attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

•	effectively align our executives' interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

For this purpose, we use a mix of compensation elements including base salary, annual cash bonus, long-term equity incentives, and benefits, including potential post-termination severance benefits, to attract, retain, and incentivize our named executive officers. As further discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 in the section titled “The Health Catalyst Flywheel,” our team member engagement, which includes our executive team members, is central to our success and the success of our customers and shareholders. When team members feel connected to our mission and are listened to, cared for, and respected at an extraordinary level, they produce outstanding work, which enables our customers to measurably improve. As customers realize improvements, their trust in Health Catalyst builds, their engagement in our shared work increases, and they choose to renew and expand their relationship with us, while also referring Health Catalyst to key decision-makers at other potential customers. Customer renewal, expansion, and referral produce growing, scalable, and predictable financial performance.

In determining the amount of each element of direct compensation awarded to the named executive officers, our compensation committee does not apply any fixed percentage of any one element in relation to the overall compensation package. Rather, our compensation committee looks at the overall compensation package and the relative amount of each element on a stand-alone basis for each individual to determine whether such amounts and mix of elements are consistent with the basic principles and objectives of our overall executive compensation program.

A significant majority of the compensation opportunity for our named executive officers is weighted towards equity, as opposed to cash, compensation. We structure our executive compensation program to be heavily weighted towards long-term equity incentives as we continue to transition the compensation of our named executive officers to levels that are more consistent with executive compensation in our compensation peer group, which we also believe correlates with the growth of sustainable long-term value for our stockholders.

We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require. As part of this review process, our compensation committee applies our values and the objectives outlined above.

Compensation Committee Oversight of Executive Compensation Process

Our compensation committee discharges many of the responsibilities of our board relating to the compensation of our executive officers and the non-employee members of our board (described in “Corporate Governance—Non-Employee Director Compensation” above), and regularly reports to our board on its discussions, decisions and other actions.

Our compensation committee has overall responsibility for overseeing our compensation structure, policies and programs generally, and for overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. Our compensation committee has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and oversight of our executive compensation program.
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Our compensation committee reviews the base salary levels, short-term incentive compensation opportunities, and long-term incentive compensation opportunities of our named executive officers each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Other Compensation Policies—Equity Award Grant Policy” below.

Compensation-Setting Process

Role of the CEO

In discharging its responsibilities, our compensation committee works with members of management, including our CEO. Management assists our compensation committee by providing information on corporate and individual performance, competitive market compensation data, and management’s perspective on compensation matters. Our CEO makes compensation recommendations to our compensation committee for each of our executive officers (other than with respect to himself). These recommendations cover each executive officer’s total target direct compensation, consisting of base salary, short-term incentive opportunity, and long-term equity incentives. In making these recommendations, our CEO considers a variety of factors, including our business results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of his duties, whether the executive has achieved his individual goals, and the relative compensation parity among all of our executive officers. Our compensation committee reviews the recommendation of our CEO and other data and then exercises its own independent judgment to determine the target total direct compensation, and each element thereof, for each of our executive officers, including our CEO. While our CEO typically attends meetings of our compensation committee, our compensation committee meets in executive session outside the presence of our CEO when determining his compensation and when discussing certain other matters as well.

Role of the Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from the committee’s annual executive compensation review. For fiscal 2020, our compensation committee retained Aon Consulting, Inc. (“Aon”), a top global consulting firm, to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. Aon was engaged to, among other things:

•	assist in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executive officers;

•	assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair;

•	provide market practices for equity compensation design;

•	develop a compensation risk assessment;

•	coordinate with our management for data collection and job matching for our executive officers; and

•	support other ad hoc matters throughout the year.
Based on its consideration of the factors specified in SEC rules and the NASDAQ listing standards, our compensation committee does not believe that its relationship with Aon and the work of Aon on behalf of our compensation committee and our management team has raised any conflict of interest. Our compensation committee reviews these factors on an annual basis. The compensation committee also evaluated the independence of other outside advisors to the compensation committee, including outside legal counsel, considered the same independence factors and concluded their work for the compensation committee does not raise any conflicts of interest.

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Role of the Compensation Committee

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions, and other actions. The compensation committee may establish and delegate its authority to one or more subcommittees consisting of one or more of its members to carry out its responsibilities, but it has not done so to date.

Our compensation committee determines the target total direct compensation opportunities for our executive officers. When making these decisions, the compensation committee reviews the recommendations of our CEO and other data, including input from the independent compensation consultant, compensation survey data, and publicly-available compensation data of our peers. Our compensation committee then exercises its independent judgment to determine the target total direct compensation, and each element of compensation, for each of our executive officers.

Our compensation committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers. Nonetheless, as it continues to adjust the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group, our compensation committee begins its deliberations on cash and equity compensation levels with reference to the 25th, 50th and 75th percentile levels for cash compensation and target total direct compensation as reflected in competitive market data. For more information, see “Competitive Positioning” below.

When determining the amount and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors, among others:

•	Our performance against the corporate performance objectives established by our compensation committee and our board;

•	our financial performance relative to our compensation peer group;

•	the compensation levels and practices of our compensation peer group;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group; and

•	the performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead his or her function, and ability to work as part of a team.

These items reflect our core values and compensation parity among our individual executive officers and provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies.

In November 2019, with the assistance of Aon, our compensation committee reviewed our compensation peer group for fiscal 2020, which was generally developed from publicly-traded companies with three primary characteristics:

•	a focus on software, with an emphasis on healthcare technology and software-as-a-service;

•	revenues of 0.75 to 2.0 times our annual revenue; and

•	a range of 0.5 to 2.0 times our market capitalization.
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Our compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of our peers. Our compensation committee uses data drawn from the public filings of our compensation peer group to evaluate the competitive market when determining the total direct compensation packages for our executive officers.

At the beginning of fiscal 2020, based on the foregoing, our compensation committee used the following compensation peer group to assist with the determination of compensation for our executive officers:

Benefitfocus	Instructure	Phreesia	Talend	Workiva
Domo	Livongo Health	Pluralsight	Upland Software	Yext
HealthStream	Model N	Tabula Rasa Healthcare	Vocera Communications	Zuora
Inovalon	National Research

Elements of Our Executive Compensation Program

Our executive compensation program consists of the following primary components:

    • base salaries;
    • short-term annual incentive bonuses;
    • long-term equity compensation; and
    • severance and change in control-related payments and benefits.

We also provide our executive officers with comprehensive employee benefit programs, such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to all our eligible employees.

We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to company performance, focuses the efforts of our named executive officers on the achievement of both our short-term and long-term objectives, and further aligns the interests of our executive officers with those of our stockholders.

Base Salaries

We use base salaries to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our named executive officers. We provide base salary as a fixed source of compensation for each of our named executive officers, allowing them a degree of certainty relative to the significant majority of their compensation that is based on equity awards, the value of which varies. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.

The initial base salary of each executive officer is established through arm’s-length negotiation at the time the executive officer is hired, taking into account a variety of factors, including the executive’s qualifications, experience, and compensation expectations and comparable market data. Base salaries of named executive officers are reviewed annually by the compensation committee, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. Our compensation committee does not apply specific formulas in setting base salary levels or determining adjustments from year to year. However, in completing its annual review and adjustment, our compensation committee targets paying our named executive officers base salaries that are competitive with current market practice (as reflected by our compensation peer group).

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The base salaries of our named executive officers for fiscal 2020 and fiscal 2019 and the percentage change compared to fiscal 2019 are set forth below.

Named Executive Officer	Fiscal 2020 Base Salary	Fiscal 2019 Base Salary	Change from Fiscal 2019
Daniel Burton(1)	$314,583	$350,000	(10)%
Patrick Nelli	300,000	300,000	—
Paul Horstmeier	300,000	300,000	—
Daniel Orenstein	300,000	300,000	—
Linda Llewelyn	250,000	250,000	—
________________________

(1)	Subsequent to the annual salary review discussed above, Mr. Burton took a voluntary base salary reduction of approximately 10% as part of our COVID-19 response.

Annual Performance-Based Incentives

We use performance-based incentives to motivate our team members, including the named executive officers, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts the performance criteria and targets for our Bonus Plan for that fiscal year, and establishes the target annual incentive opportunity for each plan participant based on a percentage of each participant’s base salary, the performance measures and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. In addition, our compensation committee considered the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above.

Overview & Structure

In February 2020, our compensation committee adopted and approved the performance criteria and targets for fiscal 2020 under our Bonus Plan, as set forth in “Corporate Performance Measures” below. The Bonus Plan provides opportunities for incentive compensation payouts for all team members, including the named executive officers, based on our actual achievement of pre-established corporate financial objectives. The target levels for the financial objectives were set at levels determined to be challenging and requiring substantial skill and effort by our named executive officers. The Bonus Plan provided for an annual performance period with annual cash payouts, in order to align the committee’s assessment of our named executive officers’ performance to our achievement of our annual operating plan.

Target Annual Incentive Compensation Opportunities

In February 2020, in connection with its review of our executive compensation program, our compensation committee approved the target annual incentive opportunities of our named executive officers, as set forth in the table below.
Target Performance-Based Incentives for Fiscal 2020

Named Executive Officer	Base Salary	Target Performance-Based Incentive as Percent of Base Salary	Target Performance-Based Incentive Under the Bonus Plan
Daniel Burton	$314,583	60%	$188,750
Patrick Nelli	300,000	60	180,000
Paul Horstmeier	300,000	60	180,000
Daniel Orenstein	300,000	50	150,000
Linda Llewelyn	250,000	50	125,000
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Corporate Performance Measures and Bonus Plan Funding Methodology

To measure performance for purposes of the Bonus Plan, our compensation committee selected certain company performance objectives, including an improvement category (weighted 20%) that consists of the number of measurable improvements, technology utilization, and the lower of a customer satisfaction and team member satisfaction score; a scale category (weighted 30%) that consists of total revenue and Adjusted Gross Margin; and a growth category (weighted 50%) that consists of new client growth, Annual Recurring Revenue, and Dollar-based Retention Rate. The Bonus Plan is also subject to potential limitation based on Adjusted EBITDA. For this purpose:

Total revenue means total GAAP revenue as reflected in our quarterly and annual financial statements;

Annual Recurring Revenue (ARR) means the expected monthly recurring revenue of our customers as of the last day of a period multiplied by 12;

Adjusted Gross Margin means Adjusted Gross Profit divided by our GAAP revenue as reflected in our quarterly and annual financial statements. Adjusted Gross Profit is a non-GAAP financial measure that we define as revenue less cost of revenue, excluding depreciation and amortization and excluding stock-based compensation, tender offer payments deemed compensation, and post-acquisition restructuring costs;

Dollar-based Retention Rate as reflected in our annual financial statements is calculated as of a period end by starting with the sum of the ARR from customers as of the date 12 months prior to such period end (prior period ARR). We then calculate the sum of the ARR from these same customers as of the current period end (current period ARR). Current period ARR includes any upsells and also reflects contraction or attrition over the trailing twelve months but excludes revenue from new customers added in the current period. We then divide the current period ARR by the prior period ARR to arrive at our Dollar-based Retention Rate. We calculate ARR for each customer as the expected monthly recurring revenue of our customers as of the last day of a period multiplied by 12. Because our primary business model is to contract for our DOS platform, analytics applications, and professional services, acquired customers that have not subscribed to DOS are not included in the Dollar-based Retention Rate metrics; and

Adjusted EBITDA as reflected in our quarterly and annual financial statements is a non-GAAP financial measure that we define as net loss adjusted for interest and other expense, net, loss on debt extinguishment, income tax provision (benefit), depreciation and amortization, stock-based compensation, acquisition transaction costs, change in fair value of contingent consideration, duplicate headquarters rent expense, tender offer payments deemed compensation, and post-acquisition restructuring costs when they are incurred.

For a full reconciliation for each non-GAAP financial measures noted above to the most directly comparable financial measure stated in accordance with GAAP, please see the “Selected Consolidated Financial and Other Data - Reconciliation of Non-GAAP Financial Measures” section of Item 6 “Selected Consolidated Financial and Other Data” of our 2020 Annual Report and Exhibit 99.1 to our Current Report on Form 8-K filed February 25, 2021.

The target levels required for 100% achievement for the corporate performance measures under our Bonus Plan were approved by our compensation committee and board of directors. The compensation committee set high target thresholds to ensure that incentive payments would only follow significant achievement and total payouts could have been as low as 0% if minimum thresholds were not met. Total payouts were capped at 125% of the target annual cash incentive opportunities and subject to an Adjusted EBITDA limiter to manage potential incentive compensation costs and avoid incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers.

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Performance in Fiscal 2020 and Payouts

Beginning in early 2020, our compensation committee and senior leadership team closely monitored the impact of the growing COVID-19 pandemic on our financial performance and incentive compensation programs to ensure ongoing alignment between our executive’s incentives and our stockholders’ long-term interests during a period of extraordinary market volatility. Our actual performance resulted in our executives earning their composite fiscal year 2020 bonus in amounts that were below the target levels under our 2020 Bonus Plan. Our compensation committee did not adjust our performance goals or the payouts under our incentive compensation programs for our named executive officers to account for the impact of the pandemic.

With respect to the improvement category, since the onset of the COVID-19 pandemic, our customers’ overall usage of our data platform has increased meaningfully, resulting in a technology utilization performance metric, measured as same customer product user days year-over-year growth percentage that exceeded the performance target.

For fiscal year 2020, our actual customer satisfaction performance was determined based on feedback from our users and provides a valuable non-financial strategic input for our leadership team in running our business, which we measure on a scale of 1 to 5. Our actual customer satisfaction score in fiscal 2020 was 4.3 and a comparable measure of team member satisfaction score was 4.6. Actual measurable improvement performance, which consists of customer-verified improvements across clinical, financial, and operational domains, resulted in 23% achievement relative to the target.

With respect to the scale category, actual total revenue and Adjusted Gross Margin for fiscal 2020 were $188.8 million and 50%, respectively. Other than the technology utilization metric described above, each of these individual bonus achievement amounts in the improvement and scale categories were above the minimum thresholds, but below the performance target amounts, as set forth in the table below.

With respect to the growth category, actual new client growth, measured as net new DOS Subscription Customers, was 9 net new DOS Subscription Customers in fiscal 2020 and actual Dollar-based Retention was 102%. We have chosen not to disclose our Annual Recurring Revenue target and actual achievement since it is an internal performance metric and we believe that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of our business. However, like performance targets for all metrics, the compensation committee has endeavored to set the performance goals at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team to be attained. Each of these individual bonus achievement amounts in the growth category were below the minimum thresholds set by the compensation committee, largely as a result of near-term financial uncertainty and significant impact of COVID-19 on our healthcare provider customers.

In February 2021 our compensation committee assessed our performance against the composite targets established under the 2020 Bonus Plan and the actual achievement compared to the target were as follows:

Category	% Weighting	Actual Achievement of Target
Improvement	20%	53%
Scale	30%	41%
Growth	50%	0%
Total composite bonus achievement	100%	23%

The achievement percentages displayed above are zero if the minimum bonus threshold was not reached, 100% if the target threshold was reached, or the percentage achieved of the range between the threshold and target performance amounts. The resulting total composite bonus achievement percentage for fiscal 2020 was 23%, which was not impacted by the potential Adjusted EBITDA limiter.

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As a result, the total payouts to our named executive officers under the Bonus Plan in fiscal 2020 were as follows:

Named Executive Officer	Fiscal 2020 Target Annual Performance-Based Incentive Compensation Opportunity	Fiscal 2020 Actual Performance-Based Incentive Compensation
Daniel Burton	$188,750	$43,413
Patrick Nelli	180,000	41,400
Paul Horstmeier	180,000	41,400
Daniel Orenstein	150,000	34,500
Linda Llewelyn	125,000	28,750

Looking Ahead - 2021 Bonus Plan Update
In February 2021, our compensation committee approved the 2021 bonus plan that will retain many of the same characteristics as the 2020 Bonus Plan, but with certain modifications, including:

•	Up to 70% of the 2021 bonus plan target will be paid through performance-based restricted stock units (“PRSUs”), based on selected certain company performance objectives, including an improvement category (weighted 20%) based on the lower of a customer satisfaction and team member satisfaction score; a scale category (weighted 25%) that consists of total revenue and Adjusted Gross Margin; and a growth category (weighted 25%) that consists of new DOS client growth and Dollar-based Retention Rate.

•
All eligible team members, including the named executive officers, 2021 bonus plan PRSUs will vest (to the extent the applicable metrics are achieved) as of March 1, 2022, subject to the team member’s continued service to us through such date.

•	Up to 30% of the 2021 Bonus Plan target will be paid through cash based on our Adjusted EBITDA performance.

•
In order to further align the interests of our named executive officers with our long-term growth and interests of our stockholders, Mr. Burton and Mr. Nelli were also granted additional executive PRSUs tied to the 2021 bonus plan, whereby one quarter of such shares will vest (to the extent the applicable metrics are achieved) on March 1, 2022, and the remainder of PRSUs actually achieved will vest in 12 approximately equal quarterly installments thereafter, so long as they remain employed with us through the applicable vesting date.

Long-Term Equity Incentives
In 2011, our Board of Directors adopted the Health Catalyst, Inc. 2011 Stock Incentive Plan (the “2011 Plan”), which provided for the direct award, sale of shares, and granting of options for our common stock to our directors, team members, or consultants. In connection with our IPO, our board of directors adopted the 2019 Stock Option and Incentive Plan (the “2019 Plan”). The 2019 Plan provides flexibility to our compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce, including the grant of incentive and nonstatutory stock options, restricted and unrestricted stock, RSUs, and stock appreciation rights to our directors, team members, or consultants.

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards has a direct relationship to our stock price; therefore, these awards are an incentive for our named executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in “Other Compensation Policies—Equity Award Grant Policy” below.
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For fiscal 2020, our compensation committee determined that the equity awards to be granted to our executive officers should be the form of restricted stock units (“RSUs”). Equity awards in the form of RSUs provide retention incentives for our named executive officers and reward them for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines. The equity awards granted to our named executive officers in fiscal 2020 are set forth in the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table” below.

RSUs

We believe RSUs provide a strong retention incentive for our named executive officers, provide a reward for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines, and are less dilutive than stock options to our stockholders. All RSUs are granted under our 2019 Plan and are settled for shares of our common stock. In fiscal 2020, we granted our named executive officers RSUs that generally vest as to one-quarter of such shares on the first anniversary of the applicable “vesting commencement date,” and in 12 approximately equal quarterly installments thereafter, so long as the named executive officer continues a service relationship with us through the applicable vesting date.

Employee Benefit Programs

Our named executive officers are eligible to participate in all of our employee benefit plans offered to U.S. employees, including our 401(k) plan, employee stock purchase plan, and medical, dental, life and disability insurance plans, in each case on the same basis as other U.S. employees, except our executive officers, including our named executive officers, are also eligible for certain additional Company-paid executive life insurance and executive long-term disability insurance premiums.

Perquisites and Other Personal Benefits

We generally do not provide perquisites to our executives, other than Company-paid executive life insurance and executive long-term disability insurance premiums, reimbursement for relocation expenses, as needed, and certain other de minimis perquisites to our executive officers, including our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive team more efficient and effective, or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our named executive officers will be subject to review and approval by our compensation committee.

401(k) plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. We provide a matching contribution of 100% of employee contributions up to 3% of compensation, which vests after two years of service. During 2020, as part of our response to COVID-19, we temporarily paused our matching contributions, including for our named executive officers, from June 1, 2020 through October 31, 2020. The 401(k) plan is intended to be qualified under Section 401(a) of the Internal Revenue Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

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Executive employment arrangements

We initially entered into an offer letter with each of the named executive officers in connection with his or her employment with us, which set forth the terms and conditions of his or her employment. Each named executive officer also entered into our standard employee agreement and invention and confidentiality agreement. In connection with our IPO, we have adopted an executive severance plan (the “Executive Severance Plan”) providing for cash severance upon certain terminations of employment and “double-trigger” equity vesting acceleration in the event of certain terminations of employment in connection with or following a sale of the company. Each of our named executive officers participates in the Executive Severance Plan and the Executive Severance Plan replaces the severance provisions in such named executive officers’ offer letters, if any.

Executive Severance Plan

The Executive Severance Plan provides that upon a termination of employment by us other than for “cause” (as defined in the Executive Severance Plan), death or “disability” (as defined in the Executive Severance Plan) outside of the “change in control period” (i.e., the period beginning on the date of a “change in control” (as defined in the Executive Severance Plan) and ending on the one-year anniversary of the change in control), the participant will be entitled to receive, subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan), (i) a severance amount equal to 12 months’ “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for a “Tier 1 Executive” (as defined in the Executive Severance Plan and which means the company’s chief executive officer, Mr. Burton) and 9 months’ base salary for a “Tier 2 Executive” (as defined in the Executive Severance Plan and which include the named executive officers other than Mr. Burton), payable over 12 months or 9 months, respectively, and (ii) monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination, for up to 12 months for a Tier 1 Executive and 9 months for a Tier 2 Executive; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by an eligible participant for “good reason” (as defined in the Executive Severance Plan), in either case within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the company and reaffirmation of the restrictive covenants agreement, (i) a lump sum cash severance amount equal to 150% of base salary for a Tier 1 Executive and 100% of base salary for a Tier 2 Executive, (ii) a lump sum amount equal to 150% for a Tier 1 Executive and 100% for a Tier 2 Executive, of the participant’s annual target bonus in effect immediately prior to such termination (or the participant’s annual target bonus in effect immediately prior to the change in control, if higher), (iii) a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if he or she had remained employed by us for 18 months for a Tier 1 Executive and 12 months for a Tier 2 Executive; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation, and (iv) for all outstanding and unvested equity awards of the company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement.
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The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.

Offer letters in place during the year ended December 31, 2020 for our named executive officers
Daniel Burton
On September 26, 2011, we entered into an offer letter with Daniel Burton, who currently serves as our Chief Executive Officer. The offer letter provides for Mr. Burton’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Patrick Nelli
On May 20, 2013, we entered into an offer letter with Patrick Nelli, who currently serves as our President. The offer letter provides for Mr. Nelli’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Paul Horstmeier
On October 13, 2011, we entered into an offer letter with Paul Horstmeier, who currently serves as our Chief Operating Officer. The offer letter provides for Mr. Horstmeier’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and an initial equity award grant (which is fully-vested), as well as his eligibility to participate in our benefit plans generally.

Daniel Orenstein
On December 3, 2015, we entered into an offer letter with Daniel Orenstein, who currently serves as our General Counsel. The offer letter provides for Mr. Orenstein’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Linda Llewelyn
On May 22, 2013, we entered into an offer letter with Linda Llewelyn, who currently serves as our Chief People Officer. The offer letter provides for Ms. Llewelyn’s at-will employment and sets forth her initial annual base salary, initial target annual bonus, and her eligibility to participate in our benefit plans generally.

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Other Compensation Policies

Equity Award Grant Policy

Our compensation committee has adopted an “Equity Award Grant Policy.” Under this policy, we generally grant equity awards on a regularly-scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Equity Award Grant Policy, which was most recently amended in February 2021, our compensation committee has delegated certain limited authority to a delegated committee, made up of our CEO and Chief Financial Officer, to grant routine new hire, promotion, refresh, and certain other equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The delegated committee may not grant equity awards to its members and the other four highest paid executive officers, or equity awards that would cause the aggregate grand date fair value of equity grants to an individual to exceed $1,500,000. Grants of equity awards are generally made quarterly and will be effective on the date such grant is approved by our compensation committee or delegated committee, as applicable.

Policy Prohibiting Hedging and Pledging of Company Securities

Our insider trading policies prohibit the members of our board and all employees, including our executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities, and from pledging our securities as collateral for a loan or holding company securities in a margin account. Our insider trading policies require that our named executive officers may trade in our securities only pursuant to trading plans that comply with Rule 10b5-1 under the Exchange Act. Certain other employees and our directors are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to trading plans that comply with Rule 10b5-1.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes. The former exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers and certain other individuals in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite our compensation committee’s efforts to structure certain performance-based awards that were granted prior to November 2, 2017, in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, our compensation committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. Our compensation committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

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Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements, and equity awards. We have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.

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2020 Summary Compensation Table
The following table provides information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2020, 2019, and 2018.

Name and Principal Position	Year	Salary	Option Awards(1)	Stock Awards(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Daniel Burton	2020	$314,583	$—	$5,116,500	$43,413	$10,286	$5,484,782
Chief Executive Officer	2019	350,000	3,022,611	—	129,733	17,378	3,519,722
	2018	314,583	4,068,139	—	172,833	17,185	4,572,740
Patrick Nelli(5)	2020	300,000	—	3,411,000	41,400	12,730	3,765,130
Chief Financial Officer	2019	300,000	—	—	111,200	18,967	430,166
	2018	292,917	1,181,073	—	161,141	68,263	1,703,394
Paul Horstmeier(5)	2020	300,000	—	2,558,250	41,400	16,097	2,915,747
Chief Operating Officer	2019	300,000	2,092,577	—	111,200	22,334	2,526,110
Daniel Orenstein, General Counsel(5)	2020	300,000	—	1,364,400	34,500	11,144	1,710,044
Linda Llewelyn, Chief People Officer(5)	2020	250,000	—	852,750	28,750	9,096	1,140,596

(1)	The amounts reported represent the aggregate grant date fair value of the stock options awarded to our named executive officers during 2020, 2019, and 2018, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers upon the vesting or exercise of the stock options or any sale of the underlying shares of common stock.

(2)	The amounts reported represent the aggregate grant date fair value of restricted stock unit awards granted in each year presented calculated in accordance with FASB ASC Topic 718. Amounts reflect the fair value of each award based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant of the award.

(3)	Represents amounts earned by our named executive officers under our short-term incentive plan (the Bonus Plan), based on our achievement of certain corporate performance goals. For a description of the Bonus Plan, see “Compensation Discussion and Analysis
–Annual Performance-Based Incentives” above.

(4)
For the 2020 year, the amounts reported represent matching contributions made by us under our 401(k) plan ($9,708 for Mr. Burton, $8,642 for Mr. Nelli, $8,642 for Mr. Horstmeier, $8,452 for Mr. Orenstein, and $6,250 for Ms. Llewelyn), executive life insurance premiums paid by us ($578 for Mr. Burton, $398 for Mr. Nelli, $1,450 for Mr. Horstmeier, $771 for Mr. Orenstein, and $925 for Ms. Llewelyn), executive long-term disability insurance premiums paid by us ($1,769 for Mr. Nelli and $4,084 for Mr. Horstmeier), and $1,921 for a one-time cash payment made to all team members other than Mr. Burton in recognition of certain COVID-19 expense containment measures the company had previously taken, including the temporary pause of the Company’s 401(k) matching contributions.

(5)	As we were an emerging growth company as of December 31, 2019, Mr. Nelli was not a named executive officer for 2019; however, this information for 2019 is being included based on interpretive guidance from the Division of Corporation Finance. Mr. Horstmeier was not a named executive officer for 2018, and Mr. Orenstein and Ms. Llewelyn were not named executive officers prior to 2020.

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2020 Grants of Plan-Based Awards Table

The following table shows information regarding grants of non-equity and equity awards that we made during 2020 to each of the named executive officers listed in the Summary Compensation Table.

		Estimated future payouts under non-equity incentive plan awards(1)		Number of Restricted Stock Units(2)	Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Target	Maximum
Daniel Burton	—	$188,750	$235,937	—	—
	1/2/2020	—	—	150,000	$5,116,500
Patrick Nelli	—	180,000	225,000	—	—
	1/2/2020	—	—	100,000	3,411,000
Paul Horstmeier	—	180,000	225,000	—	—
	1/2/2020	—	—	75,000	2,558,250
Daniel Orenstein	—	150,000	187,500	—	—
	1/2/2020	—	—	40,000	1,364,400
Linda Llewelyn	—	125,000	156,250	—	—
	1/2/2020	—	—	25,000	852,750

(1)	This column sets forth the fiscal 2020 target bonus amount for each of our named executive officers under our Bonus Plan. “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. There is no threshold for a minimum amount payable for a certain level of performance. Target bonuses were set as a percentage of each named executive officer’s base salary earned for fiscal 2020 as follows: 60% for each of Messrs. Burton, Nelli, and Horstmeier, and 50% for each of Mr. Orenstein and Ms. Llewelyn. The dollar values of the actual bonus awards earned by the named executive officers are set forth in the Fiscal 2020 Summary Compensation Table above. The amounts set forth in this column do not represent either additional or actual compensation earned by the named executive officers for fiscal 2020. For a description of the Bonus Plan, see “Compensation Discussion and Analysis –Annual Performance-Based Incentives” above.

(2)	Annual RSUs were granted under the 2019 Plan. Each of the annual RSU awards vested as to 25% of the shares of common stock underlying the RSU award upon the one-year anniversary of December 1, 2020, and vest as to the remainder of the shares in 12 equal quarterly installments thereafter, subject to the applicable named executive officer’s continued service through the applicable vesting date.

(3)	The amounts reported represent the aggregate grant date fair value of equity awards granted to our named executive officers in fiscal 2020, calculated in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by our named executive officers upon the vesting of the restricted stock unit awards or any sale of the underlying shares of common stock.
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Outstanding Equity Awards at 2020 Year-end
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2020:

			Option Awards(1)						Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested(2)	Market Value of Shares or Units of Stock that Have not Vested(3)
Daniel Burton	9/27/18	9/25/18	23,419	(5)	218,743	(5)	$10.80	9/27/28
	2/5/19	2/5/19	131,187	(5)	162,500	(5)	15.84	2/5/29
	1/2/20	12/1/19							112,500	$4,897,125
Patrick Nelli	2/10/15	2/10/15	15,464	(4)	—		9.24	2/10/25
	10/14/16	10/14/16	6,500	(4)	—		10.60	10/14/26
	4/27/17	4/27/17	13,422	(5)	1,665	(5)	10.66	4/27/27
	10/26/17	10/26/17	14,867	(5)	19,530	(5)	10.72	10/26/27
	9/27/18	9/25/18	6,290	(5)	98,429	(5)	10.80	9/27/28
	1/2/20	12/1/19							75,000	3,264,750
Paul Horstmeier	7/1/13	7/1/13	50,000	(4)	—		4.42	7/1/23
	11/9/15	10/28/15	28,111	(4)	—		10.30	11/9/25
	9/27/18	9/25/18	8,061	(5)	10,934	(5)	10.80	9/27/28
	2/5/19	2/5/19	48,529	(5)	121,863	(5)	15.84	2/5/29
	1/2/20	12/1/19							56,250	2,448,563
Daniel Orenstein	2/10/16	12/31/15	96,954	(4)	—		10.34	2/10/26
	9/27/18	9/25/18	14,065	(5)	10,934	(5)	10.80	9/27/28
	1/2/20	12/1/19							30,000	1,305,900
Linda Llewelyn	10/14/16	10/14/16	2,250	(4)	—		10.60	10/14/26
	1/24/18	1/24/18	14,587	(5)	5,412	(5)	11.78	1/24/28
	9/27/18	9/25/18	6,315	(5)	32,805	(5)	10.80	9/27/28
	1/2/20	12/1/19							18,750	816,188

(1)	Each equity award prior to July 23, 2019 was granted pursuant to our 2011 Plan and are subject to the terms of our 2011 Plan, as amended from time to time. Equity awards granted on or after July 23, 2019 were and will be granted pursuant to our 2019 Plan and are subject to the terms of our 2019 Plan, as amended from time to time. Each equity award is subject to certain acceleration of vesting provisions as set forth in our Executive Severance Plan.

(2)	25% of the restricted stock units vest on December 1 and the remaining 75% vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with our company through each applicable vesting date.

(3)	The market value of restricted stock unit awards is determined by multiplying the number of shares by $43.53, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2020.

(4)	The stock option is fully vested.

(5)	25% of the shares subject to the stock option vest on the first anniversary of the vesting commencement date and the remaining 75% vest in 36 equal monthly installments thereafter, generally subject to the named executive officer’s continuous service relationship with our company through each applicable vesting date.

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2020 Option Exercises and Stock Vested
The following table shows information regarding exercises of options to purchase our common stock and vesting of restricted stock unit awards by our named executive officers during the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Daniel Burton	961,103	$21,612,413	37,500	$1,312,875
Patrick Nelli	178,047	4,008,206	25,000	875,250
Paul Horstmeier	107,500	2,058,858	18,750	656,438
Daniel Orenstein	78,046	2,065,867	10,000	350,100
Linda Llewelyn	39,140	793,710	6,250	218,813
__________________

(1)	Amounts shown in this column do not necessarily represent the actual value realized from the sale of the shares acquired upon exercise of the options because the shares may not be sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)	Amounts shown in this column represent the market value of restricted stock unit awards upon vesting as determined by multiplying the number of shares by $35.01, the closing price of our common stock on the Nasdaq Global Select Market on December 1, 2020, the date on which the shares vested.
Pension Benefits

Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits. We do not have any qualified or non-qualified defined pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

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Potential Payments upon Termination or Change in Control

Employment Offer Letters in Place During Fiscal 2020 for Named Executive Officers

We initially entered into an offer letter with each of the named executive officers in connection with his or her employment with us, which set forth the terms and conditions of his or her employment. Each named executive officer also entered into our standard employee agreement and invention and confidentiality agreement. Each of our named executive officers also participates in our Executive Severance Plan, as described above under the heading “Post-Employment Compensation Arrangements” and below. Each named executive officer also remains subject to our standard employment, confidential information and invention assignment agreement.

The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our named executive officers serving as of the end of fiscal 2020 and are all subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan). The payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of fiscal 2020, December 31, 2020, and a per share value of our common stock of $43.53, which is the closing market price per share of our common stock on such date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.

Named Executive Officer	Benefit	Termination without Cause Not in Connection with a Change in Control	Termination without Cause or resignation with Good Reason in Connection with a Change in Control
Daniel Burton	Cash Severance(1)	$314,583	$754,999
	Health Benefits(2)	14,121	21,181
	Equity Acceleration(3)	—	16,556,208
	Total	$328,704	$17,332,388

Patrick Nelli	Cash Severance(1)	$225,000	$480,000
	Health Benefits(2)	10,591	14,121
	Equity Acceleration(3)	—	7,181,839
	Total	$235,591	$7,675,960

Paul Horstmeier	Cash Severance(1)	$225,000	$480,000
	Health Benefits(2)	10,591	14,121
	Equity Acceleration(3)	—	6,180,819
	Total	$235,591	$6,674,940

Daniel Orenstein	Cash Severance(1)	$225,000	$450,000
	Health Benefits(2)	10,591	14,121
	Equity Acceleration(3)	—	1,663,770
	Total	$235,591	2,127,891

Linda Llewelyn	Cash Severance(1)	$187,500	$375,000
	Health Benefits(2)	7,023	9,365
	Equity Acceleration(3)	—	2,061,726
	Total	$194,523	$2,446,091
__________________
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(1)	The Executive Severance Plan provides that upon a termination of employment by us other than for cause, death or disability outside of the change in control period (i.e., the period beginning on the date of a change in control and ending on the one-year anniversary of the change in control), the named executive officer will be entitled to receive, a severance amount equal to 12 months’ “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for Mr. Burton or 9 months’ base salary for the named executive officers other than Mr. Burton, payable over 12 months or 9 months, respectively.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits described above, (i) a lump sum cash severance amount equal to 150% of base salary for Mr. Burton or 100% of base salary for a Tier 2 Executive, and (ii) a lump sum cash amount equal to 150% for Mr. Burton or 100% for the named executive officers other than Mr. Burton, of the participant’s annual target bonus in effect immediately prior to such termination (or the participant’s annual target bonus in effect immediately prior to the change in control, if higher).
(2)	The Executive Severance Plan provides that upon a termination of employment by us other than for cause, death or disability outside of the change in control period, the named executive officer will be entitled to receive, a monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination, for up to 12 months for Mr. Burton or 9 months the named executive officers other than Mr. Burton; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits described above, a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if he or she had remained employed by us for 18 months for Mr. Burton or 12 for the named executive officers other than Mr. Burton; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.
(3)	The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to, for all outstanding and unvested equity awards of our company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement. The value of stock option and RSU award vesting acceleration is based on the closing price of $43.53 per share of our common stock as of December 31, 2020, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.

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CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our CEO and the annual total compensation of our median compensated employee (our “CEO pay ratio”).

For fiscal 2020, the median of the annual total compensation of all employees of our company (other than our CEO) was $132,855 and the annual total compensation of our CEO was $5,484,782. Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 41 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

To identify the median employee, we examined the compensation of all our full- and part-time employees (other than our CEO) as of December 31, 2020, the last day of our fiscal year. Our employee population consisted of individuals (other than our CEO) working at our parent company and consolidated subsidiaries both within and outside the United States. We did not include any contractors or other non-employee workers in our employee population.

We used a consistently applied compensation measure consisting of actual annual base salary, actual bonus and, commission amounts earned, matching contributions made by us under our 401(k) plan, and the grant date fair value of equity awards for the year ended December 31, 2020 to identify our median employee. For simplicity, we calculated annual base salary using a reasonable estimate of the hours worked during 2020 for hourly employees and actual salary paid for our remaining employees. We annualized compensation for any full-time and part-time employees who commenced work during fiscal 2020 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our named executive officers in our fiscal 2020 Summary Compensation Table. We did not make any cost-of-living adjustment.

Using this approach, we identified the individual at the median of our employee population who was the best representative of our employee population. The individual is a full-time employee based in the United States.

We then calculated annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our fiscal 2020 Summary Compensation Table.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Health Catalyst specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with the company’s management team. Based on such review and discussions, the compensation committee recommended to the board of directors that this Compensation Discussion and Analysis be included in the Proxy Statement and be included in the Annual Report on Form 10-K we filed with the SEC for the fiscal year ended December 31, 2020.

MEMBERS OF THE COMPENSATION COMMITTEE:

Anita V. Pramoda (Chair)
Fraser Bullock
Julie Larson-Green

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 regarding shares of common stock that may be issued under the company’s equity compensation plans consisting of the 2011 Plan, the 2019 Plan, and the 2019 Employee Stock Purchase Plan (the “2019 ESPP”):

	Equity Compensation Plan Information
Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Referenced in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1):	5,732,934	(2)	$11.58	(3)	3,290,379	(4)
Equity compensation plans not approved by security holders:	N/A		N/A		N/A
Total	5,732,934		$11.58		3,290,379

(1)
Includes the 2011 Plan, the 2019 Plan and the 2019 ESPP. The 2019 Plan provides that the number of shares reserved and available for issuance under the 2019 Plan will automatically increase each January 1, beginning on January 1, 2020, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. The 2019 ESPP provides that the number of shares reserved and available for issuance under the 2019 ESPP will automatically increase each January 1, beginning on January 1, 2020, by the lesser of 750,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the ESPP Administrator. As of December 31, 2020, a total of 2,481,818 shares of our common stock had been reserved for issuance pursuant to the 2019 Plan, which number excludes the 2,185,461 shares that were added to the 2019 Plan as a result of the automatic annual increase on January 1, 2021. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2019 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2019 Plan (provided, that any such shares of common stock will first be converted into shares of common stock). The company no longer makes grants under the 2011 Plan. As of December 31, 2020, a total of 808,561 shares of our common stock had been reserved for issuance pursuant to the 2019 ESPP, which number excludes the 437,092 shares that were added to the 2019 ESPP as a result of the automatic annual increase on January 1, 2021. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization.

(2)	Includes 3,892,936 shares of common stock issuable upon the exercise of outstanding options and 1,839,998 shares of common stock issuable upon the vesting and settlement of RSUs.

(3)	As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(4)	As of December 31, 2020, there were 2,481,818 shares of common stock available for grant under the 2019 Plan and 808,561 shares of common stock available for grant under the 2019 ESPP.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2021, for:
•each of our named executive officers for fiscal 2020;
•each of our directors;
•all of our directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 44,454,783 shares of our common stock outstanding on March 31, 2021. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2021 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, Utah 84095.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
Entities affiliated with FMR LLC(1)	4,883,052	11.0%
Entities affiliated with Wellington Management Group LLP(2)	2,965,903	6.7%
Entities affiliated with The Vanguard Group(3)	2,884,632	6.5%
Entities affiliated with Capital Research Global Investors(4)	2,882,700	6.5%
Entities affiliated with Blackrock(5)	2,531,400	5.7%
Directors and Named Executive Officers:
Fraser Bullock(6)	3,557	*
Timothy G. Ferris(7)	24,084	*
Duncan Gallagher(8)	62,500	*
John A. Kane(9)	84,232	*
Julie Larson-Green(10)	2,128	*
Anita V. Pramoda(11)	6,848	*
S. Dawn Smith(12)	2,128	*
Mark B. Templeton	—	*
Daniel Burton(13)	305,257	*
Patrick Nelli(14)	72,801	*
Paul Horstmeier(15)	146,126	*
Daniel Orenstein(16)	121,168	*
Linda Llewelyn(17)	34,450	*
All directors and executive officers as a group (16 persons)(18)	886,909	2.0%
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_________________
*    Represents beneficial ownership of less than 1%.
(1)    Based on information reported by FMR LLC on Schedule 13G/A filed with the SEC on April 12, 2021. Of the shares of common stock beneficially owned, FMR LLC reported that it has sole dispositive power with respect to all shares and sole voting power with respect to 183,677 shares. Abigail P. Johnson, Director, Chairman and Chief Executive Officer of FMR LLC, and members of the Johnson family, through their ownership of voting common shares and the execution of a shareholders’ voting agreement with respect to FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR LLC listed its address as 245 Summer Street, Boston, Massachusetts 02210.
(2)    Based on information reported by Wellington Management Group LLP on Schedule 13G filed with the SEC on February 4, 2021. Of the shares of common stock beneficially owned, Wellington Management Group LLP reported that it has shared dispositive power with respect to all of the shares and shared voting power with respect to 2,712,323 shares. Wellington Management Group LLP, as a parent holding company, may be deemed to beneficially own the indicated shares which are held by Wellington Management Company LLP, a wholly-owned subsidiary of Wellington Management Group LLP. Wellington Management Group LLP listed its address as 280 Congress Street, Boston, MA 02210.
(3)    Based on information reported by The Vanguard Group on Schedule 13G filed with the SEC on February 10, 2021. Of the shares of common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 2,796,399 shares, shared dispositive power with respect to 88,233 shares, and shared voting power with respect to 68,885 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
(4)    Based on information reported by Capital Research Global Investors on Schedule 13G filed with the SEC on February 16, 2021. Of the shares of common stock beneficially owned, Wellington Management Group LLP reported that it has shared dispositive power and sole voting power with respect to all of the shares. Capital Research Global Investors listed its address as 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(5)    Based on information reported by Blackrock, Inc. on Schedule 13G filed with the SEC on February 2, 2021. Of the shares of common stock beneficially owned, Blackrock, Inc. reported that it has sole dispositive power with respect to 2,531,400 shares and sole voting power with respect to 2,470,994 shares. Blackrock, Inc. listed its address as 55 East 52nd Street, New York, NY 10055.
(6)    Consists of 3,557 shares of common stock.
(7)    Consists of 24,084 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
(8)    Consists of 62,500 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
(9)    Consists of (a) 79,023 shares of common stock and (b) 5,209 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
(10)    Consists of 2,128 shares of common stock.
(11)    Consists of (a) 4,348 shares of common stock held by Omkara, LLC and (b) 2,500 shares of common stock underlying options exercisable within 60 days of March 31, 2021. Ms. Pramoda wholly-owns and holds the voting and dispositive power of Omkara, LLC.
(12)    Consists of 2,128 shares of common stock.
(13)    Consists of (a) 82,865 shares of common stock and (b) 222,392 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
(14)    Consists of (a) 1,392 shares of common stock and (b) 71,409 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
(15)    Consists of (a) 6,886 shares of common stock and (b) 139,240 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
(16)    Consists of (a) 28,046 shares of common stock and (b) 93,122 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
(17)    Consists of (a) 4,100 shares of common stock and (b) 30,350 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
(18)    Consists of (a) 221,663 shares of common stock and (b) 665,246 shares of common stock underlying options exercisable within 60 days of March 31, 2021.
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Employment Arrangements

Thomas Burton, one of our co-founders and the brother of Daniel Burton, our CEO and one of our directors, currently serves as a senior advisor, and has served in varying capacities with us since July 2008. Thomas Burton’s total compensation for the fiscal year ended December 31, 2020 was $2,505,141, including RSU grants with an aggregate grant date fair value of $2,217,215. Jeffrey Selander, the brother-in-law of Daniel Burton, is a non-executive employee, currently serves as Senior Vice President, and has served with us since September 2011. Mr. Selander’s total compensation for the fiscal year ended December 31, 2020 was $1,135,626, including RSU grants with an aggregate grant date fair value of $852,500. Neither Thomas Burton nor Jeffrey Selander lives in the same household as Daniel Burton.

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements with our named executive officers, see the section titled “Executive Compensation—Narrative to Summary Compensation Table—Executive employment arrangements.”

Customer Relationships

Timothy G. Ferris, a member of our board of directors since January 2018, previously served as the Chief Executive Officer and in other leadership roles at Mass General Brigham (formerly Partners HealthCare), a non-profit hospital and physicians network, until March 31, 2021. We maintain two on-going technology and professional service relationships with Mass General Brigham, including a technology access and professional services relationship, and a licensing arrangement in which we license certain technology and know-how from Mass General Brigham related to our care management offerings. In the fiscal year ended December 31, 2020, we recognized $2.6 million in revenue under these contracts.

Stock Option Grants to Directors and Executive Officers

We have granted stock options to certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers see the section titled “Management—Non-Employee Director Compensation” and “Executive Compensation.”

Other Transactions

Other than as described above, since January 1, 2020, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arms-length dealings with unrelated third parties.
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Limitation of Liability and Indemnification of Directors and Officers

We have adopted an amended and restated certificate of incorporation, which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law (“DGCL”) is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, we have adopted amended and restated bylaws, which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, our bylaws, and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Health Catalyst - 52

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Related Party Transaction Policy

Our board of directors has adopted a formal policy by which our audit committee has the primary responsibility for reviewing and approving related person transactions. A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were, or will be participants and in which the amount involved exceeds $120,000. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration, and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction, and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer, and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director, or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

Health Catalyst - 53

The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

All of the specific transactions described above were entered into prior to the adoption of the written policy, but all were approved by our board of directors considering similar factors to those described above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NASDAQ. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2020, we are not aware of any late Section 16(a) filings, except for (i) one late report on Form 4 due to an inadvertent administrative error, relating to a pro rata, in-kind distribution, and not a purchase or sale, of securities without consideration, by a limited partnership to Messrs. Bullock and Cozzens and two late reports on Form 4 of such nature for Mr. Dixon, and (ii) one late report on Form 4 due to an inadvertent administrative error for each of our Section 16(a) directors (inclusive of Messrs. Cozzens and Dixon, both of whom resigned during fiscal year 2020) and Mr. Orenstein, and one additional late report on Form 4 of such nature for Mr. Bullock.
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ADDITIONAL INFORMATION
Our board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
Health Catalyst - 55

HealthCatalyst

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O HEALTH CATALYST, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HCAT2021**

You may attend the meeting via the Internet and vote during the meeting when the polls are open. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48460-P55801 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEALTH CATALYST, INC.

The Board of Directors recommends you vote FOR the following proposal:

	For All	Withhold All	For All Except
1. Election of three Class II Directors for a term of three years until their successors are duly elected and qualified, subject to their earlier removal or resignation:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Daniel Burton
02) John A. Kane
03) Julie Larson-Green

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Health Catalyst, Inc. for its fiscal year ending December 31, 2021.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve, on an advisory non-binding basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Advisory non-binding vote to recommend the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D48461-P55801

HEALTH CATALYST, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
June 10, 2021 2:30 p.m. Eastern Time

The shareholder(s) hereby appoint(s) Bryan Hunt and Daniel Orenstein, or either of them, as proxies, each with the full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Health Catalyst, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 2:30 p.m., Eastern Time on Thursday June 10, 2021, at www.virtualshareholdermeeting.com/HCAT2021, and any adjournment, postponement or other delay thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, (ii) FOR PROPOSALS 2 AND 3, AND (iii) 1 YEAR ON PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE